Exhibit 99.1

FOR IMMEDIATE RELEASE

PENNYMAC FINANCIAL SERVICES, INC. ANNOUNCES PRICING OF SECONDARY PUBLIC OFFERING BY SELLING STOCKHOLDER

MOORPARK, Calif. (March 26, 2014) — PennyMac Financial Services, Inc. (NYSE: PFSI) announced today that the underwritten secondary public offering of 5,554,545 shares of its Class A common stock by selling stockholder Fidelity Investments Charitable Gift Fund has been priced at $16.50 per share.  The offering is expected to close on or about April 1, 2014, subject to customary closing conditions.  Citigroup Global Markets, Inc. is acting as the sole book-running manager and sole underwriter for the offering.  Citigroup Global Markets, Inc. will have a 30-day option to purchase up to an additional 555,455 shares of Class A common stock from the selling stockholder.  PennyMac Financial is not selling any shares in the offering and the selling stockholder will receive all of the proceeds from the offering.

The offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission (the “SEC”).  A prospectus supplement related specifically to the offering has been filed with the SEC.  Copies of the prospectus supplement and the base prospectus relating to these shares are available on the SEC’s website at http://www.sec.gov and may be obtained from Citigroup Global Markets, Inc. by mail at Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146) or by email at BATProspectusdept@citi.com.

This press release is neither an offer to sell nor a solicitation of an offer to buy any shares of Class A common stock or any other security of PennyMac Financial.  There shall be no sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. residential mortgage loans and the management of investments related to the U.S. residential mortgage market. PennyMac Financial Services, Inc. is headquartered in Moorpark, California. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “PFSI.” Additional information about the Company is available at www.IR.PennyMacFinancial.com.

Investors and Media

PennyMac Financial Services, Inc.

Christopher Oltmann

818-746-2046